PROMISSORY NOTE

Sacramento, California
February 1, 2011

1. Agreement to Pay.  For value received, STEM CELL ASSURANCE, INC., a Nevada corporation (“Maker”), hereby agrees and promises to pay to order of THERMOGENESIS CORP., a Delaware corporation, its endorsees, successors and assigns (hereinafter referred to as  “Holder”), at 2711 Citrus Road, Rancho Cordova, California 95742, or such other address as Holder may from time to time designate, the principal sum of Two Hundred Sixty-six Thousand, Fifty-five and 31/100 Dollars ($266,055.31) (the “Obligation”), together with any interest thereon as provided for herein, until such Obligation has been paid in full (the “Note”) subject to the terms and conditions set forth herein.

2. Background and Purpose.  This Note is made with reference to that certain Equipment Purchase Agreement dated February 1, 2011 ("Purchase Agreement") between Maker and Holder, pursuant to which Holder sold the Products (as defined in the Purchase Agreement) to Maker (the "Products").

3. Interest Rate.  Commencing on February 1, 2011, the outstanding principal balance shall bear interest at a rate of six percent (6.0%) per annum.

4. Payment Terms.  Payments shall be made by Maker under this Note on the terms and conditions set forth below:

a. Periodic Payments. Commencing on March 1, 2011, and on the first day of every month thereafter until the Maturity Date, Maker shall pay to Holder the amount of $8,093.92 per month.

b. Maturity Date.  Notwithstanding any other provision herein, and subject to the rights of Holder under Section 5 below, the entire unpaid principal balance of this Note and all accrued and unpaid interest shall be due and payable on the Maturity Date. The Maturity Date shall be February 1, 2014.

c. Payment Time and Form.  Maker shall make the payments required under this Note not later than 5:00 p.m. Pacific Standard Time on the required payment dates at the address specified above.  All amounts payable under this Note are payable in lawful money of the United States.

d. Application of Payments.  All payments shall be applied first to the payment of any costs, fees, late charges or other charges due under this Note; second to accrued interest; and third to the principal balance.  All payments hereunder which are due on a Saturday, Sunday or holiday shall be deemed to be payable on the next business day.

5.	Default.

a. Any of the following shall constitute an “Event of Default” under this Note: (a) the failure by Maker to make any payment of interest or principal, or any other sum or charge when due in accordance with the terms and conditions of this Note, and the continuance thereof for a period of ten (10) days following receipt of written notice of default, or (b) the failure by Maker to pay in full the entire unpaid principal amount hereof not later than the Maturity Date and the continuance thereof for a period of ten (10) days following receipt of written notice of default.

b. Upon the occurrence of any Event of Default, the entire unpaid principal balance, along with all accrued interest and any other amounts owing under or evidenced by this Note, shall immediately become due and payable in full. The Holder shall have and may exercise any and all rights and remedies available at law or in equity.

c. If an Event of Default occurs, this Note shall thereafter bear interest at the rate of the lesser of (i) the Maximum Rate (as hereinafter defined) or (ii) ten percent (10%) per annum (which lesser rate is referred to as the "Default Rate") from the date of the Event of Default until payment in full of the Obligation.

6. Attorney Fees.  If any attorney is engaged by Holder to enforce or defend any provision of this Note, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Maker shall pay to Holder immediately upon demand all reasonable attorneys’ fees and all costs incurred by Holder in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

7. Waivers and Consents.  Maker and all endorsers, guarantors, sureties, accommodation parties hereof, and all other persons liable or to become liable for all or any part of the indebtedness under this Note, waive all applicable exemption rights, whether under the laws of the State, homestead laws, or otherwise, and also waive valuation and appraisement, diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor, of acceleration, of intention to accelerate and of maturity.  All endorsers, guarantors, sureties, and accommodation parties hereby consent to any and all renewals, extensions or modifications of the terms hereof, including time for payment.  Any such renewals, extensions or modifications may be made without notice to any of said parties.

8.  Prepayment.  Maker shall have the right at any time to prepay this Note in full or in part during the term hereof without penalty or premium with full payment of all accrued but unpaid interest with respect to such portion of the principal being repaid.

9. Governing Law.  This Note shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

10. Time.  Time is of the essence of this Note and each of the provisions hereof.

11. Interest Limitation.  All agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law (“Maximum Rate”).  If from any circumstance whatsoever, fulfillment of any provision hereof at any time given the amount paid or agreed to be paid shall exceed the Maximum Rate permissible under applicable law, then, the obligation to be fulfilled shall automatically be reduced to the limit permitted by applicable law, and if from any circumstance Holder should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such highest lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Maker and Holder and shall be binding upon and available to any subsequent holder of this Note.

12.   No Waiver by Holder.  The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall arise.  No delay or omission by Holder in exercising, or failure by Holder on any one or more occasions to exercise any right, remedy or recourse hereunder, or at law or in equity, including without limitation Holder’s right, after the occurrence of any Event of Default by Maker, to declare the entire indebtedness evidenced hereby due and payable, shall be construed as a novation of this Note or shall operate as a waiver or release or prevent the subsequent exercise of any or all such rights, such waiver or release to be effected only through a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy, or recourse as to a subsequent event.

13. Captions.  The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

14. Notices.  All notices required or committed to be given hereunder to Maker or Holder shall be given at the addresses set forth in above with respect to Holder and in the Security Agreement with respect to Maker.

15. Assignment.  This Note inures to and binds the heirs, legal representatives, successors, and assigns of Maker and Holder.  This Note is not assignable by Maker, without the written consent of Holder.

16. Severability.  If any provision of this Note, or the application of it to any party or circumstance is held void, invalid, or unenforceable by a court of competent jurisdiction, the remainder of this Note, and the application of such provision to other parties or circumstances, shall not be affected thereby, the provisions of this Note being severable in any such instance.

17. Miscellaneous.  The provisions of this Note may not be waived, changed or discharged orally, but only by an agreement in writing signed by Maker and Holder; and any oral waiver, change or discharge of any term or provision of this Note shall be without authority and of no force or effect.

Maker has executed this Note as of the date and year first above written.

MAKER:

STEM CELL ASSURANCE, INC., a Nevada
corporation

By:
Name:
Title: